Capital Bank Names Steven M. Poynot as Chief Operating Officer; Karl Dicker to become President of OpenSky® & Fintech

Rockville, Maryland, October 11, 2022 (GLOBE NEWSWIRE) – Capital Bank, N.A. (the "Bank"), has named Steven M. Poynot as Chief Operating Officer, effective immediately.

“We are thrilled to have Steve join our senior management team,” said Ed Barry, the Bank’s CEO. “His background and experience add to the depth and knowledge of our team and will serve our Bank well as we continue executing on our strategic plan. Steve brings a wealth of experience across sales, operations, technology and credit that he has used to help banks evolve and grow.”

Poynot, formerly Executive Vice President and Chief Operating Officer of F&M Trust, brings to his new position significant experience in regional banking. Prior to his position at F&M Trust, Poynot was with Howard Bank where he served as Executive Vice President and Chief Information Officer, Director of Corporate Communications and Corporate Strategy. Poynot also worked in both deposit and loan operations as well Chief Credit Officer during his 17 years with Howard Bank.

Karl Dicker, who formerly held the position of Chief Operating Officer, has been named President of OpenSky® & Fintech. “Karl has been instrumental in the development and growth of OpenSky®. Allowing him to narrow his attention to these lucrative growth opportunities is in parallel with our strategic plan,” said Barry.

ABOUT CAPITAL BANK, N.A.
Capital Bank, N.A., is the fourth largest bank headquartered in Maryland at June 30, 2022. Capital Bank has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C., Northern Virginia and Baltimore, Maryland markets. Capital Bank is a wholly owned subsidiary of Capital Bancorp, Inc. which had assets of approximately $2.2 billion at June 30, 2022, and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402

MEDIA CONTACT: Ed Barry (240) 283-1912

WEB SITE: www.CapitalBankMD.com